Exhibit 99.1

news release

NYSE: TC

TSX: TCM

TSX-V: TRX.WT

May 18, 2012

Thompson Creek Metals Company Reports a Slough at its Thompson Creek Mine

Denver, Colorado — Thompson Creek Metals Company Inc., a growing, diversified North American mining company (the “Company” or “Thompson Creek”), today reported that on May 15, 2012, a wall slough occurred in the Phase 7 mining area of the Thompson Creek mine.  The Company believes the slough resulted from water pressure behind the wall due to seasonal run-off.  There were no injuries or equipment damage and management believes that the event will not have a material impact on the current mine plan.  Management will continue to evaluate the potential impacts, if any, to the Company’s 2012 production and cost guidance at the mine.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 1,100 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com